Exhibit 3.67

STATE of DELAWARE
CERTIFICATE of INCORPORATION
A STOCK CORPORATION

•                                          First:  The name of this Corporation is ATK Commercial Ammunition Holdings Inc.

•                                          Second:  Its registered office in the State of Delaware is to be located at Corporation  Trust Center, 1209 Orange Street, in the City of Wilmington County of New Castle Zip Code 19801.  The registered agent in charge thereof is The Corporation Trust Company.

Third:  The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

•                                          Fourth:  The amount of the total stock of this corporation is authorized to issue is 1,000 shares (number of authorized shares) with a par value of $0.01 per share.

•                                          Fifth:  The name and mailing address of the incorporator are as follows:

Name Keith D.	Ross

Mailing Address	5050 Lincoln Drive

Edina, MN Zip Code 55436-1097

•                                          I, The Undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 19th day of December,  A.D. 20 05.

By:	/s/ Keith D. Ross
(Incorporator)

Name:	Keith D. Ross
(type or print)